Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of January 1, 2024, by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and Erik Hoag (the “Employee”) and amends that certain Employment Agreement dated June 1, 2015 (as previously amended by the Amendment to Employment Agreement dated January 31, 2022, the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement. Unless expressly amended herein, the terms of the Agreement remain in full force and effect. In consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1. The first two sentences of Section 2 of the Agreement are hereby deleted in their entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, the Company employs Employee to serve in a non-executive officer position as EVP, Executive, or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and provide the following transition services (collectively, the “Transition Services”) in a full-time capacity:

a.	managing the separation of Worldpay, LLC (“Worldpay”) from the Company; and

b.

supporting the Company’s ongoing relationship with Worldpay from and after the separation, including managing transitional services, commercial agreements, and the Company’s 45% investment in the Worldpay business.”

2. Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3. Term. The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2025, unless Employee provides to the Company, between December 20, 2024 and December 31, 2024, written notice of his intent to terminate (“Written Notice”), in which case the term of this Agreement shall terminate on February 15, 2025 (such term, the “Employment Term”). If Employee fails to provide proper Written Notice, Employee shall provide the Transition Services through the expiration of the Employment Term (i.e., June 30, 2025, subject to earlier termination in accordance with Section 9). Upon the expiration of the Employment Term on June 30, 2025, Employee’s employment shall terminate, unless the parties agree that Employee will continue to be employed on an at-will basis in another full-time role with the Company on such terms and conditions as agreed at such time (such employment following June 30, 2025, “Post-Transition Employment”).”

3. Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4. Salary. Commencing as of January 1, 2024, during Employee’s employment during the Employment Term, the Company shall pay Employee an annual base salary of $600,000 per year, less all deductions for payroll taxes and other withholdings required by applicable law, payable at the time and in the manner dictated by the Company’s standard payroll policies (the “Annual Base Salary”).”

4. Section 5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) an annual incentive bonus opportunity for each calendar year of Employee’s employment during the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Company (“Annual Bonus”). Commencing as of January 1, 2024, during the Employment Term, Employee’s target Annual Bonus shall be 125% of the Annual Base Salary (the “Annual Bonus Opportunity”). If owed pursuant to the terms of the applicable annual performance bonus plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Employee’s Annual Bonus is subject to the Company’s clawback policy, as may be in effect from time to time; and”

5. The first sentence of Section 9(b) of the Agreement is hereby amended to delete “the thirtieth (30th) day” and instead insert “the sixtieth (60th) day”.

6. Section 9(d) is hereby deleted in its entirety and replaced with the following:

“(d) Cause. For purposes of this Agreement, a termination for “Cause” means a termination by Company based upon Employee’s: (i) conviction of, or pleading nolo contendere to, a felony involving dishonesty or moral turpitude; (ii) act or acts of fraud, embezzlement or misappropriation against the Company; or (iii) material breach of this Agreement; provided, however, that with respect to any Cause termination relying on clause (ii) or (iii), Employee shall be given not less than ten (10) days’ written notice of the Company’s intention to terminate Employee for Cause, such notice to state in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination will be effective at the expiration of such ten (10) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.”

7. Section 10 is hereby deleted in its entirety and replaced with the following:

“10. Obligations of Company Upon Termination.

(a)

Termination by Company for a Reason Other than Cause, Termination due to Death or Disability, or Termination by Employee for Good Reason. If Employee’s employment is terminated during the Employment Term (1) by Company for any reason other than Cause, (2) due to death or Disability, or (3) by Employee for Good Reason:

(i)

Company shall pay Employee (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary through the Date of Termination and (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination;

(ii)

If such termination occurs prior to June 30, 2025, Company shall pay Employee on or before March 15 of the calendar year following the year in which the Date of Termination occurs, the Annual Bonus Opportunity for the year in which the Date of Termination occurs, prorated to reflect the percentage of the calendar year completed before the Date of Termination;

(iii)

Subject to Section 26(b) hereof, the Company shall pay Employee, on the earlier of the first date practicable following the six (6)-month anniversary of the Date of Termination or the first date the payment can be made in compliance with Section 409A, a lump-sum payment equal to the sum of (A) $2,700,000 (representing the amount equal to 200% of the sum of (1) Employee’s annual base salary and (2) the target annual bonus opportunity, in each case, in effect in August 2023) and (B) $43,986 (representing the amount equal to eighteen (18) monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) as of August 2023 (such amount set forth in this Section 10(a)(iii), the “Transition Payment”); and

(iv)

Subject to Section 26(b) hereof, all stock options, restricted stock units, performance stock units and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become vested and/or payable in accordance with the vesting terms and dates specified in the applicable grant agreements (including the achievement of any stated performance metrics for a given performance period), subject to and contingent upon Employee’s continued compliance with the non-competition and non-solicitation covenants in the respective grant agreements and Section 13 of the Agreement.

(b)

Termination by Company for Cause or by Employee for any Reason (Other Than Good Reason or Pursuant to Written Notice). If Employee’s employment is terminated (i) during or after the Employment Term by Company for Cause, or (ii) by Employee during the Employment Term (other than for Good Reason or pursuant to proper Written Notice provided by Employee in accordance with Section 3 of this Agreement), Company’s only obligation under this Agreement shall be payment of any earned but unpaid Annual Base Salary through the Date of Termination (at the rate then in effect), payable within five (5) business days after the Date of Termination. Notwithstanding anything to the contrary herein or in the applicable grant agreements, all stock options, restricted stock units, performance stock units and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall be forfeited upon such termination.

(c)

Termination Upon Expiration of Employment Term or Termination of Post-Transition Employment Following June 30, 2025. If Employee’s employment is terminated upon the expiration of the applicable Employment Term (including the expiration of the Employment Term on February 15, 2025, pursuant to proper Written Notice provided by Employee), or if Employee continues to be employed following the expiration of the Employment Term and such Post-Transition Employment is terminated for any reason (other than by the Company for Cause):

(i)

Company shall pay Employee (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary through the Date of Termination and (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination;

(ii)

Only if such termination occurs upon the expiration of the applicable Employment Term, Company shall pay Employee on or before March 15 of the year following the applicable performance year, the actual Annual Bonus that would have been earned by Employee for 2024 (only if such Annual Bonus for 2024 has not been already paid to Employee prior to the Date of Termination) and for 2025, in each case, based upon attainment of performance objectives established by Company, and for performance year 2025 prorated to reflect the percentage of the calendar year completed before the Date of Termination;

(iii)

Subject to Section 26(b) hereof, the Company shall pay Employee, on the earlier of the first date practicable following the six (6)-month anniversary of the Date of Termination or the first date the payment can be made in compliance with Section 409A, the Transition Payment; and

(iv)	Employee shall be entitled to receive payments and benefits set forth in Section 10(a)(iv) of this Agreement.

For the avoidance of doubt, if Employee continues to be employed following the expiration of the Employment Term and such Post-Transition Employment is terminated for any reason, Employee’s entitlement to any Annual Bonus upon such termination shall be determined pursuant to the applicable annual bonus plan in which Employee participates.

8. The Company will reimburse Employee for reasonable out-of-pocket attorneys’ fees incurred by Employee in connection with Employee’s review and negotiation of this Amendment up to a maximum amount of $10,000 in the aggregate, subject to Employee’s providing the Company with reasonably documentation of such fees within thirty (30) days following the execution of this Amendment.

9. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction. Any litigation pertaining to this Amendment shall be adjudicated in courts located in Duval Country, Florida.

10. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or by electronic mail in PDF format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first set forth above.

Fidelity National Information Services, Inc.

By:	/s/ Denise Williams
Name: Denise Williams
Title: CEVP and Chief People Officer

ERIK HOAG

/s/ Erik Hoag
2/19/2024